Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

ADIT EDTECH ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	457(f)(2)	58,500,000	N/A	$159,570(3)	0.0001102	$17.59(4)

Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	457(f)(2)	308,100,000	N/A	$789,330(5)	0.0000927	$74.00(6)

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts			$948,900(3)				$91.59		—

	Total Fees Previously Paid(7)							$91.59

	Total Fee Offsets							—

	Net Fee Due							—		—

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares of common stock of Adit EdTech Acquisition Corp. being registered represents the number of shares of common stock to be issued in connection with the proposed merger described herein.

(3)

Estimated solely for purposes of calculating the incremental increase in the maximum aggregate offering price of the securities being registered and for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Griid Holdco LLC, a Delaware limited liability company (“GRIID”), is a private company, no market exists for its securities, and GRIID has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of $948,900 is calculated by multiplying one-third of the stated value per GRIID limited liability company membership unit expected to be exchanged and cancelled in the proposed merger, which is $0.063548, by the maximum number of GRIID limited liability company membership units expected to be exchanged and cancelled in the proposed merger, which is 14,932,009.

(4)	Calculated by multiplying the incremental increase in the proposed maximum aggregate offering price of securities being registered by 0.0001102.
(5)

Previously estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. GRIID is a private company, no market exists for its securities, and GRIID has an accumulated deficit. Therefore, the proposed maximum aggregate offering price was $789,330, calculated by multiplying one-third of the stated value per GRIID limited liability company membership unit expected to be exchanged and cancelled in the proposed merger, which was $0.063548, by the number of GRIID limited liability company membership units expected to be exchanged and cancelled in the proposed merger, which was 12,421,000.

(6)	Previously calculated by multiplying the proposed maximum aggregate offering price of securities being registered by 0.0000927.
(7)	Previously paid in connection with previous filings of this registration statement on December 23, 2021 and December 7, 2022.